Exhibit 10.17

Deed Poll of Indemnification
Dated 8 October, 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Deed Poll
(United Kingdom — SIG)
Debevoise & Plimpton llp
London

THIS DEED Poll is made on 8 October, 2009
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Combibloc Group AG (“SIG”), the holding company of the English Obligors (defined below), was acquired by Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”) in mid 2007, using acquisition debt made available under a combination of senior secured bank loans under a senior facilities agreement (the “Senior Facilities Agreement”),and an issue of senior notes and senior subordinated notes (the “Notes”). The English Obligors have provided guarantees and security in relation to the Senior Facilities Agreement, and guarantees in relation to the Notes.

B.	BPIII, the sole shareholder of SIG, intends to directly and indirectly acquire the Closure Systems International business and Reynolds Consumer Products business (the “Acquisition”).

C.	In connection with the Acquisition, the existing financing arrangements put in place for the acquisition of SIG and the Closure Systems International and Reynolds Consumer Products businesses will need to be amended or replaced. Each English Obligor (as defined below) will be required to:
(a)	enter into release documentation in relation to the Senior Facilities Agreement and the guarantees and security provided by each English Obligor in respect of the Senior Facilities Agreement;

(b)	guarantee the issue of new senior lien notes in an aggregate principal amount of the equivalent of approximately US$1.842 billion (the “New Notes”) and new senior bank debt in the amount of the equivalent of approximately US$1.16 billion (“New Senior Facility”)

(c)	provide senior priority security for the New Notes and the New Senior Facility over substantially all of its assets;

(d)	enter into an intercreditor agreement in respect of the New Senior Facility and the New Notes, and an intercreditor agreement in respect of the New Notes, New Senior Facility and the Notes,
(collectively, the “Transactions”).

D.	Rank has agreed to provide an indemnity to the Indemnitees in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a deed poll in favour and for the benefit of each Indemnitee.
THIS DEED POLL WITNESSES as follows:
1.	Definitions

“English Obligor” means each company listed in Part A to the Schedule to this Deed Poll.

“Indemnitee” means each person listed in Part B to the Schedule to this Deed Poll.

“Indemnitee Company” means, in relation to an Indemnitee, any English Obligor of which an Indemnitee is a director.

2.	Indemnification

Rank shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnite’s behalf in connection with any proceeding resulting from or relating to decisions the Jndemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a director of the Indemnitee Company on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the relevant Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:
(a)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payments claims under such insurance policy; or

(b)	to the extent that payment has or will be made to the relevant Indemnitee by the Indemnitee Company or any affiliate of Rank otherwise than pursuant to this Deed Poll.
4.	Indemnification Procedure

4.1	Each Indemnitee shall give Rank notice in writing (including by email or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll. To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.2	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

4.3	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll and this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction

This Deed Poll, and any non-contractual dispute arising from it, shall be governed by and its provisions construed in accordance with English law. All the parties to this Deed Poll irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed Poll (including any dispute regarding the existence, validity or termination of this Deed Poll).

7.	Amendments

No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.

IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.

Rank Group Limited
By:	/s/ Graeme Hart
Graeme Hart
Position: Director Address: 743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
Part A
List of English Obligors
•	SIG Holdings (UK) Limited

•	SIG Combibloc Limited

6

Part B
List of Indemnitees
•	Malcolm Allum

•	Adrian Jackson

•	Stuart Davidson

•	Marco Haussener

•	André Rosenstock